Exhibit 99.2

Press Release

Cornerstone Therapeutics Inc. Announces Appointment of Special Committee

CARY, N.C. – February 25, 2013 — Cornerstone Therapeutics Inc. (Nasdaq CM: CRTX) (the “Company”) announced today that its Board of Directors had appointed a special committee comprised of five independent directors (the “Special Committee”) to coordinate its response to a letter from Chiesi Farmaceutici SpA (“Chiesi”) received on February 18, 2013. In that letter Chiesi, which owns approximately 60 percent of the outstanding shares of the Company’s common stock, made a proposal, subject to certain conditions, to acquire the shares of the Company’s common stock that it does not already own for a cash purchase price of between $6.40 and $6.70 per share.

The Company cautions its stockholders and others considering trading in its common stock that no decisions have been made by the Board of Directors or the Special Committee with respect to Chiesi’s proposal. There can be no assurance that any agreement will result from the proposal submitted by Chiesi or that any transaction based on Chiesi’s proposal will be consummated.

The Special Committee has not set a definitive timetable for completion of the review process, and the Company does not anticipate making any further public statements about the proposed transaction or the activities of the Special Committee unless and until either it enters into a definitive agreement for a transaction, or the Special Committee determines that no such transaction will be effected.

About Cornerstone Therapeutics

Cornerstone Therapeutics Inc. (NASDAQ: CRTX), headquartered in Cary, N.C., is a specialty pharmaceutical company focused on commercializing products for the hospital and adjacent specialty markets. Key elements of the Company’s strategy are to focus its commercial and development efforts in the hospital and adjacent specialty product sector within the U.S. pharmaceutical marketplace; continue to seek out opportunities to acquire companies, marketed or registration-stage products and late-stage development products that fit within the Company’s focus areas; and generate revenues by marketing approved generic products through the Company’s wholly-owned subsidiary, Aristos Pharmaceuticals, Inc. For more information, visit www.crtx.com.

Contacts

Investor Relations Contact:
Josh Franklin, Vice President, Strategy and Business Development, +1-919-678-6520, josh.franklin@crtx.com